Morgan Stanley Latin American Growth Fund
                     Item 77(o) 10f-3 Transactions
                    January 1, 2002 - June 30, 2002

Security Date of    Price    Shares  %of     Total       Purchas  Broker
         Purchase   Of       Purcha  Assets  Issued      ed
                    Shares   sed                         By Fund
Companhi 03/20/02   $24.50   12,900  0.004%  $1,678,523   0.000%  Merrill
a Vale                                       ,518                 Lynch
do Rio
Doce ADR
ON